Exhibit 1A-12

October 27, 2023

East Bay Permanent Real Estate Cooperative, Inc.

1428 Franklin Street

Oakland, CA 94612

Re: East Bay Permanent Real Estate Cooperative, Inc. Offering Statement on Form 1-A/A

To Whom It May Concern:

We have acted as counsel to East Bay Permanent Real Estate Cooperative, Inc., a California cooperative corporation (the “Cooperative”), in connection with the filing of a Preliminary Offering Statement on Form 1-A/A (as amended or supplemented, the "Offering Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the offering by the Cooperative of up to $72,000,000 in Investor Owner Shares (the “Shares”) at a fixed amount of $1,000 per Share.

For the purposes of this opinion letter, we have examined the Offering Statement, the Articles of Incorporation of the Cooperative, the Bylaws of the Cooperative, records of the board of directors of the Cooperative, and such other documents and considered such matters of law and fact as we have deemed appropriate to render the opinion contained herein. In our examinations, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Cooperative, without investigation or analysis of any underlying data contained therein.

The opinion set forth below is limited to the California Corporations Code and excludes Federal laws and any state blue sky law securities matters.

Based upon and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been duly issued and delivered against payment therefore in accordance with the terms of the Investor Owner Agreement (a form of which is included in Offering Statement as Exhibit 4), the Shares will be validly issued, fully paid, and non-assessable (except when an Investor Owner purchasing only one Share elects to pay the full $1,000 on a payment schedule over one or more years, in accordance with the Cooperative’s Bylaws).

We consent to the inclusion of this opinion as Exhibit 12 to the Offering Statement and to the references to our firm in the Offering Statement.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereinafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Respectfully submitted,

GUNDZIK GUNDZIK HEEGER LLP

/s/Brett Heeger

Brett Heeger, Partner